Exhibit 99.1

The Cereghino Group Corporate Investor Relations 206.388.5785 www.stockvalues.com

Contact:	Scott Montgomery, President & CEO
smontgomery@mnbla.com
David Brown, Exec VP & CFO david.brown@mnbla.com
310-277-2265

NEWS RELEASE

National Mercantile to Redeem and Reissue Trust Preferred Securities

Los Angeles, California – December 26, 2006 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today announced it is redeeming its fixed rate trust preferred securities and plans to replace them with lower-cost fixed rate issues.

Notice was given on December 22, 2006 to the holders of its 10.25% trust preferred securities for redemption on January 25, 2007.  The company will accrue a pre-tax fourth quarter charge of $1.2 million for the redemption premium and $400,000 for the unamortized debt issuance costs.  The total after-tax impact will reduce fourth quarter earnings by approximately $0.16 per share.   National Mercantile estimates that the annual interest expense savings will be approximately $550,000,  although the actual amount of savings will depend on the distribution rate for the planned new issuance.

National Mercantile plans to replace the existing $15 million in trust preferred securities with a $16 million trust preferred issue.  National Mercantile anticipates that the new issuance will have a fixed rate for five years, which will be established at closing of the new issuance based on the five-year LIBOR swap rate plus 1.60%, which equates to approximately 6.60% today, and will float thereafter.  Under the terms of the transaction, the new trust preferred securities will have a maturity of 30 years and are redeemable after five years with certain exceptions.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks’ focus is on business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for the redemption of the existing trust preferred, the issuance of the new trust preferred, the anticipated pricing and other terms of the new issuance, future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results.  These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

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